Exhibit 10.36

TOYS “R” US, INC.

SPLIT DOLLAR PLAN

Effective as of February 1, 1996

TOYS “R” US, INC.

SPLIT DOLLAR PLAN

ARTICLE I

Purpose

The purpose of the Toys “R” Us, Inc. Split Dollar Plan (the “Plan”) is to provide each eligible employee (subject to such requirements as may be prescribed) of Toys “R” Us, Inc. (the “Company”) who participates in this Plan (the “Participant”) assistance in obtaining and paying for life insurance protection for his Designated Beneficiary (as defined in Article III).

ARTICLE II

Payment of Premiums and Benefit Statements

2.1 The Company shall pay the total amount of all premiums due under each life insurance policy (a “Policy”) or certificate of insurance issued under any master insurance policy (a “Certificate of Insurance” or “Certificate”) maintained under the terms of the Plan. If any applicable Policy or Certificate of Insurance provides for flexible premium payments such that premiums may be varied as to the amount and timing, then the Company shall pay premiums at such times and in such amounts as it may determine in its sole discretion. The Company shall pay at least the minimum premium due in order to prevent any Policy or Certificate of Insurance from lapsing or expiring.

2.2 The Administrative Committee (as defined in Article VII) shall provide each Participant periodically, but at least once annually, with a benefit statement which indicates the amount of insurance coverage maintained under any Policy or Certificate of Insurance on the life of the Participant under the terms of the Plan.

ARTICLE III

Policy and Certificate Ownership and Dividend Application

3.1 All Policies and Certificates of Insurance maintained pursuant to the terms of the Plan shall be issued to the Company as the owner thereof. The Company shall have and may exercise all ownership rights in any Policy or Certificate of Insurance except as follows:

(a)	The Participant shall be entitled to specify in writing to the Company the beneficiary or beneficiaries (the “Designated Beneficiary”) of that amount of death benefit proceeds payable under any Policy or Certificate of Insurance, maintained on a Participant’s life, which is in excess of the proceeds payable to the Company, as provided in Article IV. Upon receipt of such written request, the Company will promptly take such action as is necessary to evidence any such change in the Participant’s desired beneficiary designation, which change shall become effective as provided in the applicable Policy or Certificate of Insurance; and

(b)	Other than as provided in the split dollar agreement between each Participant and the Company (an “Agreement”), the Company shall not, without the written consent of the Participant, assign its rights in any applicable Policy or Certificate of Insurance to anyone other than the Participant.

3.2 Dividends payable, if any, under a Policy or Certificate of Insurance will be applied as provided in the application of such Policy or Certificate of Insurance.

ARTICLE IV

Beneficiary Provisions

4.1 Upon the death of the Participant, the death benefit provided for in the applicable Policy or Certificate of Insurance will be divided as follows:

(a)	The Company shall be entitled to receive an amount equal to the aggregate premiums paid by it as of the date of the Participant’s death (including premiums paid by loans charged automatically against the applicable Policy or Certificate of Insurance), including any premiums paid for any supplemental agreement or rider (see Article XI). In the event that the Company has paid additional premiums attributable to a rider providing for waiver of premiums in the event of the Participant’s disability, “premiums” as used in this Article will not include any premiums waived pursuant to the terms of such rider.

(b)	The Designated Beneficiary then in effect under the applicable Policy or Certificate of Insurance specified by the Participant, as provided in Article III above, shall receive the balance of said death benefit remaining after (i) payment to the Company of amounts under Section 4.1(a) hereof, if any, and (ii) the discharge of any loans under such Policy or Certificate of Insurance, together with unpaid interest accrued thereon and payment of any claim or claims of any assignee or assignees against such Policy or Certificate of Insurance. Notwithstanding the foregoing provisions of this Section 4.1(b), the Designated Beneficiary shall not receive an amount which is in excess of five times the Participant’s current Target Cash Compensation for the year in which the Participant’s death occurred. “Target Cash Compensation” means the amount equal to the sum of the Participant’s (i) annualized cash wages, (ii) target bonuses, and (iii) target awards granted under the Toys “R” Us, Inc. Management Incentive Compensation Plan.

(c)	Any death benefit provided under the applicable Policy or Certificate of Insurance which is in excess of (i) the amount payable to the Company under Section 4.1(a), and (ii) the amount payable to the Participant’s Designated Beneficiary, if any, under Section 4.1(b), shall be paid to the Company.

4.2 No Designated Beneficiary shall have any right to reimbursement or contribution from the Participant’s estate or from the Company with respect to the amount collected by the Company under any applicable Policy or Certificate of Insurance.

4.3 Upon the death of the Participant, the Company shall take such action as may be necessary to obtain payment from the issuing insurance company (the “Insurer”) of the amounts payable under the applicable Policy or Certificate of Insurance to the Designated Beneficiary, including, but not limited to, providing the Insurer with an affidavit as to the amount to which the Designated Beneficiary shall be entitled hereunder.

ARTICLE V

Cessation of Participation

5.1 A Participant shall automatically cease to participate in this Plan upon the happening of any of the following events:

(a)	The Participant terminates employment with the Company for any reason, other than Disability (as defined in Section 1.13 of the “TRU” Partnership Employees’ Savings and Profit Sharing Plan), prior to death.

(b)	Express termination of the Participant’s Agreement by the Company at any time upon ten (10) days written notice.

(c)	Death of the Participant, subject, however, to the provisions of Article IV.

(d)	A lapse or termination of the applicable Policy or Certificate of Insurance.

5.2 Subject to rules adopted by the Administrative Committee (as defined in Article VII) or in accordance with Article VII, in the event of a termination under Section 5.1(a) or 5.1(b), above, the Participant or his assignee may purchase the Policy or Certificate of Insurance maintained on the life of the Participant from the Company within thirty (30) days after said termination. The Participant or his assignee may purchase such Policy or Certificate of Insurance by paying the Company an amount equal to the greater of (a) the Policy’s or Certificate’s cash value (including the cash value of any dividend additions or dividend accumulations) without regard to any Policy or Certificate indebtedness or the claims of any assignee, or (b) the aggregate of premiums paid by the Company, determined in each case as of the date of such purchase; provided, however, that the greater of (a) and (b) of this Section 5.2 shall then be reduced by the amount of any applicable Policy or Certificate indebtedness (together with any interest accrued thereon) and the amount of any claim or claims of any assignee or assignees against any such Policy or Certificate of Insurance. If the Participant makes an election to purchase the Policy or Certificate of Insurance maintained on his life within said thirty (30) days, the Company shall execute such documents as may be necessary to evidence the Participant as the sole owner of said Policy or Certificate of Insurance.

5.3 If upon termination under Section 5.1(a) or 5.1(b) the Participant elects not to purchase the Policy or Certificate of Insurance maintained on his life, the Participant shall execute any documents required by the Insurer to transfer or release any interest which he then owns in such Policy or Certificate of Insurance to the Company. If the Participant fails to execute any documents required by the Insurer to transfer or release any interest which the Participant then owns in any such Policy or Certificate of Insurance, the Company shall become sole owner of the Policy or Certificate of Insurance in accordance with rules adopted by the Insurer under such Policy or Certificate of Insurance and permissible under applicable law.

ARTICLE VI

Reorganization and Assignment of Policy or Certificate of Insurance

6.1 The Company shall not merge or consolidate with another Company or organization, or permit its business activities to be taken over by any other organization, unless and until the succeeding or continuing Company or other organization expressly assumes the rights and obligations of the Company herein set forth.

6.2 Nothing in this Plan shall preclude the Company from assigning its interest in a Policy or Certificate of Insurance to a grantor trust which provides that the assets of such grantor trust are subject to the claims of the Company’s general creditors in the event of the Company’s insolvency.

6.3 Nothing in this Plan shall preclude the trustee of any grantor trust to which the Company assigns its interest in a Policy or Certificate of Insurance from exercising its powers and duties in accordance with the terms of such grantor trust.

6.4 Nothing in this Plan shall preclude the Participant from assigning his interest in a Policy or Certificate of Insurance and his rights under this Plan or his Agreement to an insurance trust.

ARTICLE VII

Named Fiduciary and Administration

7.1 A committee (the “Administrative Committee”) shall be established by the Company’s Board of Directors (the “Board”) or the Management Compensation and Stock Option Committee (the “Compensation Committee”). The Administrative Committee shall consist of such number of members as shall be determined by the Compensation Committee. The Administrative Committee will be the “named fiduciary” and “plan administrator” of the Plan. The members of the Administrative Committee shall be subject to removal by the Compensation Committee at any time. Any member of the Administrative Committee may resign at any time. No member of the Administrative Committee shall be entitled to act on or decide any matter relating solely to himself or any of his rights or benefits under the Plan. The members of the Administrative Committee shall not receive any special compensation for serving in their capacities as members of the Administrative Committee but shall be reimbursed for any reasonable expenses incurred in connection therewith. Except as otherwise required by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), no bond or other security shall be required of the Administrative Committee, the Compensation Committee, or any member thereof, in any jurisdiction. Any person may serve on the Administrative Committee, and any member of the Administrative Committee, any subcommittee or agent to whom the Administrative Committee delegates any authority, and any other person or group of persons, may serve in more than one fiduciary capacity with respect to the Plan.

7.2 The Administrative Committee shall elect or designate its own chairman, establish its own procedures and the time and place for its meetings, and provide for the keeping of minutes of all meetings. A majority of the members of the Administrative Committee shall constitute a quorum for the transaction of business at a meeting of the Administrative Committee. Any action of the Administrative Committee may be taken upon the affirmative vote of a majority of the members of the Administrative Committee at a meeting or, at the direction of its chairman, by fax or telephone, provided that all of the members of the Administrative Committee are informed by mail or fax of their right to vote on the proposal and of the outcome of the vote thereon.

7.3 As plan administrator, the Administrative Committee’s powers shall include, but not be limited to the following:

(a)	operation and administration of the Plan in accordance with the terms of the pertinent documents governing the Plan which are adopted from time to time;

(b)	decision of all questions concerning the Plan and the determination of benefit eligibility and notification of such eligibility to the Insurer;

(c)	establishment of procedures and adoption of uniform rules and regulations as it deems necessary or appropriate for the effective administration of the Plan;

(d)	hiring persons and organizations to provide legal, accounting, investment advisory, actuarial, administrative and other services necessary to administer the Plan;

(e)	issuing directions to pay any fees, taxes, charges or other costs incidental to the operation and management of the Plan;

(f)	preparation and filing of all reports and returns required to be filed by the Plan with any government agency;

(g)	compliance with all disclosure requirements imposed by state or Federal law;

(h)	maintenance of all records of the Plan;

(i)	performance of all other acts required by law to be performed by the plan administrator of the Plan; and

(j)	providing proper notice to the Insurer of any change of beneficiary designation.

The Administrative Committee shall have, except as otherwise provided herein, all powers necessary to carry out the provisions of the pertinent documents governing the Plan and shall have the exclusive right to construe such documents and to determine and resolve any question that may arise in connection with its funding, application or administration.

7.4 The Administrative Committee may make use of such agents and clerical or other personnel as it deems advisable for purposes of the Plan. The Administrative Committee may delegate to any employee, director, agent, or to any subcommittee or member of the Administrative Committee, its responsibility to perform any act hereunder, including without limitation those matters involving the exercise of discretion, provided that such delegation shall be subject to revocation at any time. The Administrative Committee shall report to the Compensation Committee at least annually with regard to the matters for which it is responsible under the Plan.

7.5 To the maximum extent permitted by law, no member of the Administrative Committee or Compensation Committee, nor any person to whom ministerial duties have been delegated, shall be personally liable by reason of any contract or other instrument executed by him or on his behalf in his capacity as a member of the Administrative Committee or Compensation Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless, directly from its own assets (including the proceeds of any insurance policy the premiums of which are paid from the Company’s assets) each member of the Administrative Committee or Compensation Committee and each other officer, employee, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan against any cost or expense (including counsel fees) or liability (including any amount imposed in the form of a money judgment, civil penalty, excise tax, or any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith. No such individual shall be liable with respect to a breach of fiduciary duty if such a breach occurred before he became a fiduciary or after he ceased to be a fiduciary.

ARTICLE VIII

Claims Procedure

The following procedures shall control the determination of benefit payments under this Plan:

(a)	Filing of a Claim for Benefits

Any insured, Designated Beneficiary or other individual (“Claimant”) entitled to benefits under the Plan, a Policy or Certificate of Insurance will file a written claim request (“Claim for Benefits”) with the Administrative Committee with respect to benefits under the Plan and with the Insurer with respect to benefits under a Policy or Certificate of Insurance. The Administrative Committee will, upon written request of a Claimant, make available copies of any claim forms or instructions provided by the Insurer or advise the Claimant where copies of such forms or instructions may be obtained.

(b)	Denial of Claim

A Claim for Benefits under the Plan will be denied if the Compensation Committee determines that the Claimant is not entitled to receive benefits under the Plan. Notice of a denial shall be furnished to the Claimant within a reasonable period of time after receipt of the Claim for Benefits by the Administrative Committee. In the case of benefits which are provided under a Policy or Certificate of Insurance, the initial decision on the claims will be made by the Insurer.

(c)	Content of Notice

The Compensation Committee shall provide to every Claimant who is denied a Claim for Benefits written notice setting forth, in a manner calculated to be understood by the Claimant, the following:

1.	The Compensation Committee’s specific reason or reasons for the denial;

2.	Specific reference to pertinent Plan provisions upon which the denial is based;

3.	A description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

4.	An explanation of the Plan’s “Claim Review Procedure” as set forth below.

(d)	Claim Review Procedure

The purpose of the Claim Review Procedure is to provide a method by which a Claimant may have a reasonable opportunity to appeal a denial of a Claim for Benefits to the Compensation Committee for a full and fair review. To accomplish that purpose, the Claimant (or his duly authorized representative):

1.	May require a review upon written application to the Compensation Committee;

2.	May review pertinent Plan documents; and

3.	May submit issues and comments in writing.

A Claimant (or his duly authorized representative) shall request a review by filing a written application for review with the Compensation Committee at any time within sixty (60) days after receipt by the Claimant of written notice of the denial of his claim.

(e)	Decision on Review

A decision on review of a denied claim shall be made in the following manner:

1.	The decision on review shall be made by the Compensation Committee, which may in its discretion hold a hearing on the denied claim. Such decision shall be made promptly, and not later than sixty (60) days after receipt of the request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred and twenty (120) days after receipt of the request for review.

2.	The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by Claimant, and specific references to the pertinent Plan provisions upon which the decision is based.

ARTICLE IX

Amendment

9.1 The Board reserves the right at any time and from time to time by written resolution to suspend or terminate the Plan or any Policy or Certificate of Insurance, in whole or in part and for any reason, and to adopt any amendment or modification thereto, without the consent of any Participant.

9.2 Any amendment or modification of the Plan which is permitted to be acted upon by the Board may be adopted by the Administrative Committee or Compensation Committee provided (i) such amendment or modification does not have any material effect on the currently estimated cost of the Plan, or (ii) such amendment is necessary to qualify or maintain the Plan.

ARTICLE X

Rights of Insurer

Notwithstanding any provision of this Plan to the contrary, any Insurer which has issued a Policy or Certificate of Insurance which is subject to the provisions of this Plan is hereby authorized to act in accordance with the terms of such Policy or Certificate of Insurance as if this Plan did not exist, and the payment or other performance of its contractual obligations by any such Insurer, in accordance with the terms of any Policy or Certificate of Insurance, shall completely discharge such Insurer from all claims, suits and demands of all persons whatsoever.

ARTICLE XI

Riders and Supplemental Agreements

The Company may add to any Policy or Certificate of Insurance a rider providing for the waiver of premiums in the event of the Participant’s disability or such other riders or supplemental agreements which may be available from the Insurer. Any additional premium attributable to such riders or supplemental agreements shall be payable by the Company.

ARTICLE XII

Miscellaneous

12.1 This Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the State of New Jersey.

12.2 Nothing contained in this Plan shall give any Participant the right to be retained in the employment of the Company or restrict the right of the Company to discharge the Participant, or restrict the right of the Participant to terminate employment. The adoption and maintenance of this Plan shall not be deemed to constitute a contract of employment between any Participant and the Company.

12.3 If the Administrative Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of sickness or injury, or is a minor, or has died, then any payment due to him or his estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, at the Administrative committee’s discretion, be paid to his spouse, child, parent or other blood relative, a person with whom he resides, an institution maintaining or having custody of such person, or any other person deemed by the Administrative Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Plan.

12.4 Neither the Company, the Administrative Committee nor the Compensation Committee assumes liability or responsibility for payment of benefits, and each Participant or other person who shall claim the right to any payment with respect to benefits under the Plan shall be entitled to look only to the Plan for such payment and shall not have any right, claim or demand therefor against the Company, the Administrative Committee or the Compensation Committee, or any member thereof, or any employee, officer or director of the Company.

12.5 If the Administrative Committee cannot ascertain the whereabouts of any person to whom a payment is due under the Plan, and if, after three months from the date such payment is due, a notice of such payment due is mailed to the last known address of such person, as shown on the records of the Administrative Committee or the Company, and within three months after such mailing such person has not made written claim therefor, the Administrative Committee, if it so elects, may direct that such payment and all remaining payments otherwise due to such person be canceled, and upon such cancellation, the Plan shall have no further liability therefor.

12.6 All elections, requests, notices, instructions, and other communications from a Participant or other person to the Administrative Committee, which are required or permitted under the Plan, shall be in such form as is prescribed from time to time by the Administrative Committee, shall be mailed by first-class mail or delivered to such location as shall be specified by the Administrative Committee, and shall be deemed to have been given and delivered only upon actual receipt thereof by the Administrative Committee at such location.

12.7 All notices, statements, reports and other communications from the Administrative Committee to any Participant or other person which are required or permitted under the Plan shall be deemed to have been duly given when delivered to or when mailed by first-class mail, postage prepaid and addressed to such Participant or other person at his address last appearing on the records of the Company.

12.8 No term, condition or provision of the Plan shall be deemed to have been waived, and there shall be no estoppel against the enforcement of any provision of the Plan, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

12.9 In the event the provisions of this Plan conflict with the terms of any contract with an Insurer, the terms of such contract shall govern.

12.10 Whenever used in the Plan, the masculine gender includes the feminine.

12.11 The captions preceding the Articles of the Plan have been inserted solely as a matter of convenience and do not define, modify or limit the scope or intent of any provisions of the Plan.

AMENDMENT TO

TOYS “R” US, INC.

SPLIT DOLLAR PLAN

WHEREAS, Toys “R” Us, Inc. adopted the Toys “R” Us, Inc. Split Dollar Plan effective as of February 1, 1996; and

WHEREAS, Toys “R” Us, Inc. has established the Split Dollar Plan to provide death benefit coverage to management and highly compensated employees covered under the Toys “R” Us Supplemental Executive Retirement Plan.

NOW, THEREFORE, the Split Dollar Plan is amended effective as of November 5, 2003 as follows:

The next to last sentence of Section 4.1 (b) of the S.D.P shall be deleted and replaced with the following:

“(b) Notwithstanding the foregoing provisions of this Section 4.1(b), the Designated Beneficiary shall not receive an amount that exceeds the greater of (i) the amount, if any, allocated to the Participant’s Account under the Toys “R” Us, Inc. Supplemental Executive Retirement Plan (“SERP”) immediately prior to the Participant’s death, provided the Participant was employed by the Company or an affiliate that had adopted the SERP at that time, or (ii) five times the Participant’s current Target Cash Compensation for the year in which the Participant’s death occurred.”

IN WITNESS WHEREOF, this amendment has been adopted on December 2, 2003.

Toys “R” Us, Inc.

BY:	/s/ Deborah Derby

ITS:	Executive Vice President –
Human Resources